EXHIBIT 99.1

FIRST	22 West State Street
KEYSTONE	Media, PA 19063
FINANCIAL, INC.	610-565-6210

PRESS RELEASE
First Keystone Announces Hugh Garchinsky
Appointed as New Chief Executive Officer and President

Media, PA – January 21, 2009 – (BUSINESS WIRE; NASDAQ: FKFS) – First Keystone Financial, Inc. (the “Company”), announced the appointment of Hugh Garchinsky as President and Chief Executive Officer  of the Company and its wholly owned subsidiary, First Keystone Bank (the “Bank”) effective January 20, 2009.

Mr. Garchinsky has served as Senior Vice President and Chief Financial Officer of the Company and Bank since August 2008. He had been employed within the Bank’s finance department since June 2008. As a result of Mr. Garchinsky’s appointment, he will be serving on an interim basis as the Company’s principal financial officer.

Mr. Garchinsky’s banking experience includes The Peoples Bank of Oxford where he served from 1992 until 2007 including serving as President and CEO from 2000 until its merger in 2004 with National Penn Bank after which he served as President of the Peoples Division until 2007.  Earlier in his career, Garchinsky was the Chief Financial Officer of Freedom Valley Bank, a de novo institution headquartered in West Chester, PA.

Garchinsky earned an MBA with concentrations in Finance and Economics from Drexel University. He has also served as an adjunct professor of Economics at Widener University and Immaculata University.

“Hugh has displayed excellent leadership within the short time he has been with the Company. His vast experience within the commercial banking industry, combined with his finance background and people skills is a rare combination,” said First Keystone Financial Chairman Donald S. Guthrie.

First Keystone Bank serves its customers from eight full-service offices in Delaware and Chester Counties, Pennsylvania.

Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors.  Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated.  These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations.  The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
CONTACT:            Donald S. Guthrie, Chairman   or
  Carol Walsh, Corporate Secretary
  (610) 565-6210